Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Current Report on Form 8-K/A of Strategic Storage Trust II, Inc. of our report dated March 23, 2017 with respect to the consolidated financial statements of Strategic Storage Growth Trust, Inc. and Subsidiaries as of and for the year ended December 31, 2016, included in the 2017 Annual Report on Form 10-K of Strategic Storage Growth Trust, Inc.

/s/ CohnReznick LLP

Los Angeles, California
April 11, 2019